UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2005

ACTIVANT SOLUTIONS INC.

(Exact name of Registrant as specified in charter)

Delaware	333-49389	94-2160013
(State or other jurisdiction	(Commission file number)	(I.R.S. employer
of incorporation)		identification no.)

804 Las Cimas Parkway	78746
Austin, Texas	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (512) 328-2300

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

     On June 2, 2005, Activant Solutions Holdings Inc. (“Holdings”), the parent of Activant Solutions Inc. (the “Company”), filed a registration statement on Form S-1 (the “Form S-1”) with the Securities and Exchange Commission relating to its proposed initial public offering of its common stock (the “IPO”). The IPO will include shares to be sold by Holdings and contemplates that an indeterminate amount of shares may be sold in a secondary offering by Holdings’ principal stockholders. The aggregate amount of shares of common stock to be sold in the IPO has not yet been determined. Holdings also disclosed in the Form S-1 that it also intends to enter into a new senior secured term loan and revolving credit facility, which would replace the Company’s existing $15.0 million senior secured revolving credit facility.

     The net proceeds of the IPO, together with borrowings under the new senior secured credit facility, would be used to make an offer to purchase all of the Company’s outstanding 10 1/2% senior notes due 2011 and floating rate senior notes due 2010. The terms of the new senior secured credit facility, and the price to be paid in connection with the contemplated offer to purchase the Company’s outstanding 10 1/2% senior notes due 2011 and floating rate notes due 2010, have not yet been determined.

     The information contained in this Item 7.01 shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing. The furnishing of the information contained in this Item 7.01 is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVANT SOLUTIONS INC.

Date: June 2, 2005	By: /s/ Richard W. Rew, II
Name: Richard W. Rew, II
Title: General Counsel & Secretary

3